Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of Capital Bancorp, Inc. and Subsidiaries (the “Company”) of our report dated March 30, 2018 (except for the Stock Split as described in Note 1 and Note 21, for which the date is August 17, 2018), relating to our audits of the consolidated financial statements as of December 31, 2017, 2016, and 2015 and the years then ended, appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

/s/ Elliott Davis, LLC

Columbia, South Carolina
August 31, 2018